Exhibit 99.1


   Thomas & Betts Corporation Acquires Joslyn Hi-Voltage and Power
            Solutions Businesses from Danaher Corporation

   In a Separate Transaction, Company Also Acquires French Hazardous
               and Emergency Lighting Manufacturer, DTS


    MEMPHIS, Tenn.--(BUSINESS WIRE)--July 2, 2007--Thomas & Betts Corporation (NYSE:TNB) today announced that it has signed definitive agreements to acquire the Joslyn Hi-Voltage and Power Solutions businesses from Danaher Corporation for $280 million and Drilling Technical Supply SA (DTS), a privately held French manufacturer of hazardous lighting and electrical controls, for approximately $20 million. Both transactions are expected to be funded from available cash resources. Subject to the satisfaction of certain customary closing conditions, the transactions are expected to close in the third quarter.

    "These acquisitions are an excellent strategic fit for Thomas & Betts. Joslyn Hi-Voltage products complement our market-leading portfolio of high-voltage connectors and related products used primarily by utilities for the distribution of electrical power," said Dominic J. Pileggi, chairman and chief executive officer. "We are also very excited to extend our reach into the attractive power quality and protection markets with the leading brands from Danaher Power Solutions. The acquisition of DTS expands our already substantial footprint in critical hazardous and emergency lighting applications. Overall, these acquisitions broaden our portfolio of leading brands and allow us to continue to build on our strong relationships with utility, industrial, OEM and commercial customers."

    Joslyn Hi-Voltage offers a broad range of high voltage electric switches, reclosers, vacuum interrupter attachments and related products used mainly by electric utilities. Power Solutions offers a broad range of products and services designed to ensure a high quality, reliable flow of power to commercial and industrial customers for mission critical applications such as datacenters. DTS offers explosion-proof lighting and electrical protection equipment for a broad array of industrial markets including drilling, oil and gas, marine, chemical, pharmaceutical and food products.

    For 2007, management's preliminary assessment is that the acquisitions will contribute approximately $70 million to revenues and have a negligible net impact on earnings per share due to the amortization of acquisition-related intangible assets. For the calendar year 2008, the company expects the combined acquisitions to contribute approximately $175 to $185 million in revenues and to be accretive to earnings per share by approximately $0.10 to $0.15.

    Thomas & Betts Corporation is a leading manufacturing of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "expected," "includes," "will," and "could." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com